UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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First Mercury Financial Corporation

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FIRST MERCURY FINANCIAL CORPORATION

29110 Inkster Road, Suite 100
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of First Mercury Financial Corporation, a Delaware corporation, will be held on Thursday, May 15, 2008 at 9:00 a.m., Eastern Daylight Time, at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034 for the following purposes:

1. To elect the three nominees of the board of directors to serve as Class III Directors with terms expiring in three years.

2. To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on March 19, 2008, the record date fixed by the board of directors for such purpose.

Regardless of whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly signing, dating and returning your proxy card in the enclosed pre-addressed, postage-paid return envelope. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares electronically over the internet or by telephone. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is voted. The enclosed proxy is solicited by the board of directors of the Company.

We cordially invite you to attend the meeting.

By Order of the Board of Directors

John A. Marazza
Executive Vice President, Treasurer,
Chief Financial Officer and Corporate Secretary

April 11, 2008

PROPOSAL 1: ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS

FIRST MERCURY FINANCIAL CORPORATION

29110 Inkster Road, Suite 100
Southfield, Michigan 48034

Annual Meeting of Stockholders
To be held on May 15, 2008

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of First Mercury Financial Corporation, a Delaware corporation. We are providing these proxy materials to you in connection with our annual meeting of stockholders, to be held at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034, on Thursday, May 15, 2008 at 9:00 a.m., Eastern Daylight Time. As a Company stockholder, you are invited to attend the annual meeting and are entitled and requested to vote on the proposals described in this proxy statement. When the Company asks for a proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and proxy are being mailed to stockholders on or about April 11, 2008.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on March 19, 2008, the record date. On the record date, there were 18,275,313 shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Two Company proposals:

1.	To elect the three nominees to the Board of Directors to serve as Class III Directors with terms of three years.

2.	To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

We will also consider other business that properly comes before the meeting, and any adjournments thereof, in accordance with Delaware law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the three nominees to the Board of Directors to serve as Class III Directors with terms of three years.

2.	“FOR” ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, Richard H. Smith and John A. Marazza, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to your shares and the proxy materials and proxy card are being sent directly to you by Broadridge, Inc. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting. To vote at the meeting, please bring the enclosed proxy card or vote using the ballot provided at the meeting.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you together with a voting instruction card by this stockholder, bank or nominee. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the proxy card to vote, beneficial owners of shares held in street name may vote via the Internet until 1:00 a.m., Central Time, on May 15, 2008. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Q:	Who votes my shares if I execute and return this proxy?

A:	Richard H. Smith and John A. Marazza are officers of the Company and were named by our Board of Directors as proxyholders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	Can I change my vote after I have delivered my proxy?

You may revoke your proxy by doing one of the following:

• if you are stockholder of record, by sending a written notice of revocation to the Corporate Secretary of the Company that is received prior to the meeting, stating that you revoke your proxy;

• if you are stockholder of record, by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s);

• if you are stockholder of record, by attending the meeting and voting your shares in person; or

• if you are a beneficial stockholder, you must contact your brokerage firm or bank, trustee or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculations of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve each proposal?

A:	Proposal 1 requires a plurality of the votes cast to elect a director. This means those nominees receiving the highest number of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast.

Proposal 2 requires the affirmative vote of a majority of the votes cast and entitled to vote.

Q:	What if I don’t vote or abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors but will have an effect of a vote “against” the ratification of auditors.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	For beneficial stockholders, your broker, trustee or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, trustee or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by your broker. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What should I do if I want to attend the annual meeting?

A:	All stockholders as of the record date may attend the meeting, which will be held at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034. You may be asked to provide proof of ownership of shares as of the record date.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attention: Corporate Financial Reporting, Telephone: (248) 358-4010.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications in care of the Corporate Counsel, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, or via email to: mroskiewicz@firstmercury.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors or an individual director. The Board of Directors has implemented procedures for processing stockholder communications and a description of these procedures can be found at www.firstmercury.com by clicking “Investor Relations” and then “Investor FAQs.”

Q:	How do I submit a stockholder proposal for the 2009 annual meeting?

A:	If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 11, 2008. Proposals should be addressed to our Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034. In addition, our Bylaws provide that any stockholder wishing to propose any other business at the annual meeting must give us written notice by January 10, 2009. That notice must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online at www.firstmercury.com.

Q:	Does the Company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you are a stockholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

If you vote online as described above, you may sign up for electronic delivery at that time.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Q:	What is “householding”?

A:	We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. If you participate in householding and wish to receive a separate copy of the 2007 annual report and 2008 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at (248) 358-4010 or write to: First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attention: Corporate Financial Reporting. We will deliver the requested documents to you promptly upon your request.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. During 2007, the Board consisted of seven members. In March 2008, Robert A. Oakley joined the Board.

Our Bylaws provide for the division of our Board of Directors into three classes with staggered three year terms. The terms of each class will expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. The election of Class III Directors with a term expiring at the 2011 annual meeting will take place at the meeting.

Nominees for Election at the 2008 Annual Meeting

The nominees for the Board are set forth below. All of the nominees are currently members of the Board of Directors.

Class III Directors with Terms
Expiring at the 2011 Annual Meeting	Year First Elected Director, Principal Occupation and Age

Louis J. Manetti	Mr. Manetti has served as a member of our Board of Directors since November 2006. Mr. Manetti is a Managing Director with Glencoe Capital, LLC (“Glencoe”) and has been with the firm since 2001. As Director of Portfolio Management, he is responsible for monitoring the performance of the operating companies in which Glencoe has an investment. Prior to joining Glencoe, Mr. Manetti had 20 years of experience in different aspects of business with Kodak, Bell & Howell Company and Price Waterhouse. Mr. Manetti received his JD from The John Marshall Law School, an MBA from Northwestern University, and is a Certified Public Accountant. Mr. Manetti is 51 years old.

Hollis W. Rademacher	Mr. Rademacher has served as a member of our Board of Directors since 2004. Mr. Rademacher is currently self-employed in the fields of consulting and investments. Mr. Rademacher held various positions with Continental Bank, N.A., from 1957 to 1993, most recently serving as Chief Financial Officer of Continental Bank Corporation from 1988 to 1993. Mr. Rademacher serves as a director of Schawk, Inc. and Wintrust Financial Corporation. Mr. Rademacher is 71 years old.

Robert A. Oakley, Ph.D.	Dr. Oakley was appointed to the Board at the Board’s March 2008 meeting. He currently serves as the Shepard Executive-in-Residence of the Fisher College of Business at The Ohio State University. In this role, he teaches in the areas of insurance, risk management and finance. Previously he served as Executive Vice President and Chief Financial Officer of the Nationwide Companies, a Fortune 100 global financial services organization. Dr. Oakley served on the Board of Directors and was Chair of the Audit and Finance Committees of the Ohio Casualty Corporation, a publicly traded property-casualty insurance group. He has also served on the Board and Audit Committee of the OHIC Insurance Company, a professional medical liability company. Dr. Oakley holds a Bachelor of Science degree in Aeronautical Engineering from Purdue University, and a Master’s Degree in Business Administration and a Doctorate in Finance from The

Class III Directors with Terms
Expiring at the 2011 Annual Meeting	Year First Elected Director, Principal Occupation and Age

Ohio State University. He is also a Chartered Life Underwriter (CLU) and a Chartered Property-Casualty Underwriter (CPCU). Mr. Oakley is 61 years old.

The following tables set forth certain information with respect to our directors who are not up for election at the 2008 Annual Meeting.

Class I Directors with Terms
Expiring at the 2010 Annual Meeting	Year First Elected Director, Principal Occupation and Age

Steven A. Shapiro	Mr. Shapiro has served as a member of our Board of Directors since 2004. Mr. Shapiro is a Vice President of SF Investments, Inc., a registered broker/dealer and investment advisor. Mr. Shapiro is also a manager of Millennium Group, LLC, which is the general partner in a series of investment limited partnerships. Mr. Shapiro serves as a director of Baldwin & Lyons, Inc. Mr. Shapiro is 43 years old.

Jerome M. Shaw	Mr. Shaw has served as a member of our Board of Directors since 1973. In March 2007, he was given the title Chairman Emeritus of the Company. From 1973 to 2005, he was our Chief Executive Officer. He is the founder of the Company. Mr. Shaw entered the insurance business in 1967 and formed CoverX in 1973. Mr. Shaw is 65 years old.

Richard H. Smith	Mr. Smith has served as our President and Chief Executive Officer since 2005. Mr. Smith became our Chairman, President and Chief Executive Officer in November 2006. He joined the Company as its President and Chief Operating Officer in 1996. Mr. Smith began his insurance career with Providian Corporation in 1975 and held various financial positions before becoming Chief Financial Officer of Providian Direct Insurance in 1989 and President and Chief Operating Officer of Providian Direct Auto Insurance in 1993. Mr. Smith has served as a member of our Board of Directors since 1996. Mr. Smith is 57 years old.

Class II Directors with Terms
Expiring at the 2009 Annual Meeting	Year First Elected Director, Principal Occupation and Age

Thomas B. Kearney	Mr. Kearney has served as a member of our Board of Directors since November 2006. Mr. Kearney has been a partner and Chief Marketing Officer of Insight Catastrophe Group since June 2005. Prior to that position, he had been Executive Vice President and Chief Marketing Officer of Benfield U.S., a subsidiary of the Benfield Group from June 2000. Mr. Kearney is 51 years old.

William C. Tyler	Mr. Tyler has served as a member of our Board of Directors since November 2006. Mr. Tyler was a Senior Vice President and stockholder of McKinley Inc., a national real estate company, from May 1971 to November 2004, where he was responsible for major transactions, refinancings and restructurings. Mr. Tyler is 65 years old.

Vote Required and Recommendation of the Board of Directors

Directors must be elected by a plurality of the votes cast. This means those nominees receiving the highest number of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast.

The Board of Directors recommends a vote FOR the election of the above named nominees to the Board of Directors to serve as Class III Directors with a term expiring at the 2011 annual meeting.

CORPORATE GOVERNANCE

First Mercury Financial Corporation adopted corporate governance guidelines which are available at www.firstmercury.com or in print to stockholders. See “Availability of Certain Documents” in this proxy statement. These basic principles are summarized here.

•	The Board of Directors is elected by and is accountable to the stockholders. Its primary purpose is to oversee management and to assure that the long-term interests of the stockholders are being served.

•	The Board of Directors has adopted a retirement policy for directors set forth in its Corporate Governance Guidelines, under which Directors may not be nominated for re-election after age 75, except in extraordinary circumstances.

•	The non-management Directors regularly meet in executive session.

•	The Board of Directors annually evaluates its own performance. Each of the Board committees conducts an annual self-evaluation of its respective performance. These evaluations are overseen by the Nominating and Corporate Governance Committee.

•	The Board of Directors annually reviews long-range strategic plans.

•	Independent committees of the Board of Directors evaluate the performance of the Chief Executive Officer and determine his compensation.

•	Directors have complete access to all levels of management and also are provided with opportunities to meet with members of management on a regular basis.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. In March 2008, the Board and Nominating and Corporate Governance Committee reviewed each Directors’ relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that each of Thomas Kearney, Robert A. Oakley, Hollis W. Rademacher, Steven A. Shapiro and William C. Tyler is independent under the rules of the New York Stock Exchange and has no relationship with the Company, except as a Director and stockholder of the Company. The Board also concluded the Messrs. Rademacher, Tyler and Oakley are independent under the applicable rules and regulations of the Securities and Exchange Commission for purposes of serving on the Audit Committee. In determining independence of the nominees for the Board, the Nominating and Corporate Governance Committee and subsequently the Board of Directors, assessed Mr. Shapiro’s role as a director of Baldwin & Lyons, Inc. and concluded that such position did not impact Mr. Shapiro’s independence or his qualifications to serve as a Director of the Company.

The Board affirmatively determined that: (a) Richard H. Smith is not independent because he is the Chief Executive Officer of the Company, (b) Louis J. Manetti is not independent under the rules of the New York Stock Exchange because he is an employee of Glencoe Capital, LLC (“Glencoe”), an entity that engaged in various transactions with the Company in the past three years, and (c) Jerome M. Shaw is not independent because he was an employee of the Company in 2006 and entered into certain transactions with the Company in 2006 as described in “Certain Transactions” and “Employment and Related Agreements.”

Nominations for Directors

The Nominating and Corporate Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, and must be received no later than December 11, 2008, in order to be considered for the next annual election of Directors. Article II, Section 9 of our Bylaws sets forth the process for submitting Director nominations.

The Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential Director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Nominees for Director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources. The Nominating and Corporate Governance Committee shall be responsible for assessing the appropriate balance of skills and characteristics required of Board members. General criteria is reviewed annually by the Nominating and Corporate Governance Committee and the Board to ensure they remain pertinent and robust.

The Committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the Committee’s initial evaluation is favorable, the Committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the Committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the Chairman of the Board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the Committee makes a final recommendation to the board to nominate the candidate for election by the stockholders (or to select the candidate to fill a vacancy, as applicable).

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an Individual Director or Directors or Chair of the Nominating and Corporate Governance Committee with respect to the non-management directors c/o Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034.

The Board has instructed the Corporate Secretary to review all communications so received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any Director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the Directors.

Code of Ethics

Our Code of Business Conduct and Ethics, which is the code of ethics applicable to all Directors, managers and employees, embodies our principles and practices relating to the ethical conduct of our business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. A Code of

Ethics Applicable to Senior Finance Executives was also adopted with respect to our Chief Executive Officer, Chief Financial Officer and other members of financial management. These documents are available both on the Company’s website and in print to stockholders. See “Availability of Certain Documents.”

Whistleblowing Access

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics. Any employee, stockholder or other interested party can call (866) 373-6936 or follow the procedures at www.firstmercury.com (first clicking “Investor Relations”) to submit a report. This number is operational 24 hours a day, seven days a week.

Board of Directors

Our Board of Directors held six meetings during 2007. The Board of Directors has three regular committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All directors attended more than 75% in the aggregate of the meetings of the Board held in 2007 during their tenure as Directors and of the committees on which each such Director served during his tenure as a member of such committee. Our Corporate Governance Guidelines set forth information pertaining to director qualifications and responsibilities, as well as other corporate governance practices and policies. These guidelines are available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Meetings Of Non-Management Directors

Non-management Directors of the Company regularly meet in executive sessions outside the presence of management. These meetings are presided over by one of the non-management directors selected at the meeting by the other non-management Directors. Currently, the non-management Directors of the Company are Messrs. Kearney, Manetti, Oakley, Rademacher, Shaw, Shapiro and Tyler.

Audit Committee

The Audit Committee held eight meetings in 2007. The Audit Committee has functions that include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy and results of the audit; and making inquiries as to the adequacy of our accounting, financial and operating controls. Mr. Rademacher is the Chair and Messrs. Manetti and Tyler were the other members of the Audit Committee until October 2007, at which point Mr. Kearney replaced Mr. Manetti on the Audit Committee. This substitution was made to comply with the rules and regulations of the SEC and the NYSE listing standards requiring the Audit Committee to be comprised exclusively of independent directors. Prior to that time, the Audit Committee was not subject to this requirement based on exemptions set forth in Rule 10A-3(b)(1)(IV)(A) under the Securities Exchange Act of 1934 and the NYSE listing standards. At the Board’s March 2008 meeting, Mr. Oakley was appointed to replace Mr. Kearney on the Audit Committee. As a result, since March 6, 2008, the Audit Committee has been comprised of Messrs. Rademacher (Chairman), Tyler and Oakley. The Board of Directors has determined that Messrs. Rademacher, Tyler and Oakley are “independent” in accordance with the New York Stock Exchange’s (“NYSE”) listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and related federal law. In addition, the Board of Directors has also determined that all members of the Audit Committee are “Audit Committee Financial Experts” in accordance with the standards established by the SEC. The Audit Committee’s charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Compensation Committee

The Compensation Committee held four meetings in 2007. Mr. Shapiro is the Chair and Messrs. Kearney and Shaw were the other members of the Compensation Committee until October 2007 at which point, Mr. Tyler replaced Mr. Shaw on the Compensation Committee. This substitution was made to comply with the NYSE listing standards requiring the Compensation Committee to be comprised of exclusively independent directors. Prior to that time, the Compensation Committee was not subject to this requirement based on an exemption set forth in the NYSE listing standards for companies that had been public for less than one year. The Board has determined that Messrs. Kearney, Shapiro and Tyler are “independent” in accordance with the NYSE listing standards.

The Compensation Committee Charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.” The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for the Chief Executive Officer and review and approve the Chief Executive Officer’s recommendations for the compensation of all executive officers;

•	monitor management incentive and equity compensation plans, retirement and welfare plans and discharge the duties imposed on the Committee by the terms of those plans; and

•	annually review and make recommendations regarding compensation for non-management directors.

During Committee meetings at which compensation actions involving the Chief Executive Officer are discussed, the Chief Executive Officer does not participate in the discussions if the Committee so chooses. As Chief Executive Officer, Mr. Smith recommends compensation decisions involving the executive officers and discusses these recommendations and related issues with the Compensation Committee. During Committee meetings at which compensation actions involving executive officers are discussed, Mr. Smith has taken an active part in the discussions.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of Mr. Smith. Compensation Committee meetings are regularly attended by the Chief Executive Officer. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Compensation Committee’s Chair reports the Committee’s recommendations on executive compensation to the Board.

The Compensation Committee has the sole authority to retain and terminate outside advisors with respect to executive and director compensation. For compensation decisions relating to the 2007 calendar year, the Company used AON Consulting for the first half of the year and the Hay Group as its outside compensation consultant for the remainder of the year. AON Consulting assisted the Compensation Committee with developing the guidelines for bonuses under the Management Incentive Plan and with establishing the Supplemental Executive Retirement Plan, (the “SERP”). The Hay Group provided the Compensation Committee competitive information regarding executive officer compensation, including benchmarking of peer practices and general industry best practices. Hay Group also prepared detailed compensation data analysis. The Committee approves fees paid to AON Consulting and the Hay Group.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in 2007. The Committee has functions that include developing and recommending to the Board of Directors criteria for board and committee membership, reviewing the qualifications of candidates for Director, nominating candidates for election to the Board of Directors, overseeing our corporate governance policies and practices, developing and recommending to the Board of Directors corporate governance guidelines, and overseeing a review of the performance of the Board of Directors and its committees at least annually. Mr. Tyler is the Chair and Messrs. Kearney and Shapiro are the other members of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Committee is “independent” in accordance with the NYSE listing standards. The Nominating and Corporate Governance Committee charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Directors’ Compensation

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2007, we provided the following compensation to Directors who are not employees. Mr. Smith is a Director, but receives no Director related compensation since he is also an employee.

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards		Total
Name	($)	($)		($)

Thomas B. Kearney	$37,000	$33,234	(1)	$70,234
Louis J. Manetti(2)	37,000	8,234	(3)	45,234
Hollis W. Rademacher	47,000	33,234	(1)	80,234
Steven A. Shapiro	42,000	33,234	(1)	75,234
Jerome M. Shaw(4)	37,000	33,234	(1)	70,234
William C. Tyler	39,500	33,234	(1)	72,734

(1)	Reflects the value recognized for financial reporting purposes with respect to 2007 in accordance with SFAS 123(R), calculated using the assumptions in Note 13 to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, with respect to 397 shares of our common stock issued pursuant to restricted stock awards in March 2007 for services from January 1, 2007 through the date of the 2007 stockholders’ meeting, and 1,192 shares of our common stock issued pursuant to restricted stock awards issued in May 2007 for services from the date of the 2007 stockholders’ meeting through the date of the 2008 stockholders’ meeting. The grant date fair values in accordance with SFAS 123(R) of these awards are: March 8, 2007 — $20.75 per share and May 9, 2007 — $20.97 per share.

(2)	Cash compensation payable to Mr. Manetti is paid to Glencoe Capital, of which Mr. Manetti is a managing director.

(3)	Reflects the value recognized for financial reporting purposes with respect to 2007 in accordance with SFAS 123(R), calculated using the assumptions in Note 13 to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, with respect to 397 shares of our common stock pursuant to restricted stock awards in March 2007 for services from January 1, 2007 through the date of the 2007 stockholders’ meeting. The grant date fair value in accordance with SFAS 123(R) of this award is: March 8, 2007 — $20.75 per share. Following the March 2007 grant, Mr. Manetti declined further restricted stock awards as compensation for his services as a Director.

(4)	In addition to amounts set forth above, Mr. Shaw received compensation as a consultant to the Company. See “Certain Transactions”.

Under our Bylaws, our Directors may receive such compensation and reimbursement of expenses for their services as may be determined by the Board of Directors. For 2007, non-employee directors received annual cash compensation of $25,000 and restricted stock awards having a value of $25,000. In addition, each non-employee director receives $2,000 for each Board meeting attended. The Board of Directors also approved additional annual cash retainers of $10,000 for the Chair of the Audit Committee, $5,000 for the Chair of the Compensation Committee and $2,500 for the Chair of the Nominating and Corporate Governance Committee. The restricted stock awarded to Directors vests immediately, but is not transferable for one year after the date of grant. We also reimburse the Directors for reasonable expenses they incur in attending Board of Directors or committee meetings. On March 7, 2008, the Board of Directors, based upon the recommendation of the Compensation Committee, modified the amounts paid to non-employee directors to compensate them for their increased time commitment to, and role with respect to, the Board. These modifications increase annual director cash compensation by $5,000 and the value of the annual restricted stock grant by $5,000. Compensation for committee service was unchanged. These modifications will be effective for the twelve month period commencing on the date of the 2008 annual stockholders’ meeting.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm (independent auditors), who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under generally accepted auditing standards including Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 which the Audit Committee received from the independent registered public accounting firm, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the persons responsible for the internal audit function the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm and the persons responsible for the internal audit function, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting. During 2007, the Audit Committee held eight meetings, including quarterly closing conferences with the independent registered public accounting firm and management during which financial results and related issues were reviewed and discussed prior to the release of quarterly results to the public.

The Audit Committee is governed by a charter which may be found on the Company’s website. All members of the Audit Committee are considered to be “independent” because they satisfy the independence requirements of the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has approved the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2008 and stockholders are being asked to ratify this appointment at the 2008 annual meeting.

Audit Committee:	Hollis W. Rademacher, Chair Robert A. Oakley, Member William C. Tyler, Member

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

EXECUTIVE OFFICERS

The following persons were our executive officers as of December 31, 2007:

Richard H. Smith, Chairman, President and Chief Executive Officer.  Mr. Smith has served as our President and Chief Executive Officer since 2005. Mr. Smith became our Chairman, President and Chief Executive Officer in November 2006. He joined the Company as its President and Chief Operating Officer in 1996. Mr. Smith began his insurance career with Providian Corporation in 1975 and held various financial positions before becoming Chief Financial Officer of Providian Direct Insurance in 1989 and President and Chief Operating Officer of Providian Direct Auto Insurance in 1993. Mr. Smith has served as a member of our Board of Directors since 1996. Mr. Smith is 57 years old.

John A. Marazza, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Marazza has served as our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since July 2006. From 2003 to 2005, he served as the Chief Operating Officer and Secretary of ProCentury Corporation, formerly known as ProFinance Holdings Corporation. From 2000 to 2003, he was the Executive Vice President, Treasurer and Secretary of ProCentury Corporation. Mr. Marazza was also a director of ProCentury Corporation from 2000 to 2005. From 1991 to 2000, Mr. Marazza served as a financial or operational executive with four insurance enterprises and from 1982 to 1991 was with KPMG LLP serving insurance industry clients. Mr. Marazza is a Certified Public Accountant (non-practicing). Mr. Marazza is 47 years old.

Jeffrey R. Wawok, Executive Vice President.  Mr. Wawok joined the Company as its Executive Vice President in 2006. Mr. Wawok began his career in 1999 with Cochran, Caronia & Co., a boutique investment bank focused on the insurance industry, most-recently serving as a Vice President with a specialty in working with property & casualty insurance carriers on a variety of transactions, including mergers & acquisitions, divestitures, and private and public capital raising. Mr. Wawok has been awarded the Chartered Financial Analyst designation. Mr. Wawok is 31 years old.

The above executive officers have certain agreements with the Company as described under “Executive Compensation — Employment and Related Agreements.”

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our executive compensation philosophy is to attract, retain and motivate the most talented and dedicated executives possible consistent with achieving outstanding business performance and stockholder value at a reasonable cost. We are guided by the following principles:

•	Compensation should reward performance. Our compensation programs should promote excellence in our executives by adjusting compensation upwards for strong performance and downwards for individual performance that falls short of expectations and/or when the Company performance lags the industry. Even in periods of temporary downturns in Company performance, however, the compensation programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because the employees are more able to affect our operating results.

•	A strong link should exist between incentive compensation and corporate profitability. A meaningful equity position for executives leads them to manage from an owner’s perspective.

•	A total rewards package should be competitive with other mid-size companies in the insurance industry.

•	A simple program design is easy to communicate and understand and is motivational. Performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

In addition to competitive base salaries, we reward our executive officers with both annual cash bonuses linked to the achievement of short-term corporate and individual performance goals and long-term equity incentive awards linked to growth, profitability and stockholder returns. We believe that our compensation packages align the interests of our executive officers with the interests of our stockholders.

In this Compensation Discussion and Analysis, we discuss the compensation packages and 2007 compensation of Richard H. Smith, our Chief Executive Officer, John A. Marazza, our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary and Jeffrey R. Wawok, our Executive Vice President. Further details relating to the compensation paid to these named executive officers in 2007 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Changes in 2007

2007 was our first full year as a public company following the completion of our initial public offering in October 2006. All of the compensation awarded in 2007 to the named executive officers was approved by our Compensation Committee and ratified by our Board of Directors. In 2007, we also introduced a Supplemental Executive Retirement Plan that permits our named executive officers to defer the receipt of income which would otherwise become payable to them in a calendar year and permits us to make Company contributions on a discretionary basis. We also entered into a new employment agreement with Richard H. Smith.

Decision-Making by the Compensation Committee

The Compensation Committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers. We used AON Consulting and the Hay Group as outside compensation consultants in 2007. Information on the role of the Compensation Committee and our compensation consultant are described in this proxy statement under the section entitled “Compensation Committee.” The Compensation Committee set and approved all compensation awarded to our executive officers. Mr. Smith participated in discussions with the Compensation Committee with respect to the compensation packages of each of our executive officers, but did not participate in the portion of meetings of the Compensation Committee at which his own compensation package was discussed.

Our Process for Setting Executive Compensation Levels

Employment Agreements

Each of our executive officers has a written employment agreement or employment letter that governs the principal terms of his compensation, which is discussed below under “Executive Compensation — Employment and Related Agreements.” We entered into a new employment agreement with Mr. Smith in 2007 and we plan to enter into executive employment agreements with Messrs. Marazza and Wawok in 2008.

Corporate Benchmarking

In 2006, in conjunction with the Compensation Committee, we compared our executive compensation program with a peer group of publicly-traded and privately held insurance companies that, in the aggregate, both we and the Compensation Committee believe best represents our peers in terms of profitability, stockholder returns, growth, size, focus and competition for executive talent. We believe using a peer group is an appropriate method to understand the executive talent market in which we must compete to attract and retain top-quality talent. The Compensation Committee believes that the data collected in 2006, having been adjusted by an annual inflation factor of 4%, still represents an adequate representation of the external market.

Our compensation consultant (in consultation with management) proposed our peer group, which was reviewed and approved by the Compensation Committee. The Compensation Committee intends to monitor and adjust the companies included in the peer group with the assistance of outside consultants and management. For 2007, our peer group consisted of the following companies:

Ace Limited	The Midland Company
Alleghany Corporation	National Interstate Corp.
Argonaut Group Inc.	Philadelphia Consolidated Holding Corp.
W. R. Berkley Corporation	PMA Capital Corporation
Chubb Corp.	RLI Corp.
CNA Surety Corporation	SCPIE Holdings Inc.
HCC Insurance Holdings, Inc.	Seabright Insurance Holdings, Inc.
Horace Mann Educators Corporation	Selective Insurance Group Inc.
LandAmerica Financial Group, Inc.	St. Paul Travelers Companies, Inc.
Markel Corporation	Tower Group Inc.
Mercury General Corporation	Zenith National Insurance Corp.

We selected this peer group in connection with our initial public offering based on selected companies within our industry and companies that recently completed initial public offerings. In 2008, as we complete our second full year as a public company, we expect to re-evaluate this peer group and focus more specifically on the size of the companies included.

Overall, we structure the elements of our compensation program to be competitive within a range slightly above the 50th percentile of our peer group. However, we strongly believe in engaging the most dedicated and talented executives in critical functions, and this may entail negotiations with individual executives who have significant compensation packages in place with their current employer. The Compensation Committee may determine that it is appropriate to provide compensation outside of the normal range to individuals to address (a) job and position responsibilities, (b) strategic investment in individuals deemed critical to our leadership succession plans, (c) retention of critical talent, (d) outstanding individual performance, (e) prior applicable work experience and (f) internal pay equity. The Compensation Committee does not assign specific weights to these criteria. Therefore, for some executives, some elements of pay may fall outside the 50th percentile range.

Components of Executive Compensation for 2007

Our executive compensation package is comprised of base salary, annual incentive bonus opportunities, long-term incentive compensation and employee benefits and perquisites. In addition, the compensation for our executive officers includes severance and change of control protection. In general, the Compensation Committee intends that overall compensation should reflect the competitive marketplace. At the same time, we recognize that the costs of our compensation program impact our financial performance. Consistent with balancing these objectives, our short-term and long-term incentives are primarily based on improving financial results over the previous year and/or outperforming our peer group so as to provide the executive with meaningful performance based compensation in situations where stockholders receive added value. The other compensation elements allow us to retain executives at a reasonable cost when we do not improve financial performance over the previous year or where we under perform our peer group.

Base Salary

Each of our executive officers has a minimum base salary that is set by his employment agreement or letter. Potential increases to base salaries are reviewed annually by the Compensation Committee, with adjustments made based primarily on the recommendations of the Chief Executive Officer for officers other than himself. In reviewing base salaries, we have historically reviewed competitive market data supplied by our compensation consultant. Using this market data as a guideline, we consider various factors, including the position of the executive officer, the compensation of officers in our peer group, the performance of the executive officer with respect to specific objectives and increases in responsibilities. The specific objectives for each executive officer vary each year in accordance with the scope of the officer’s position, the potential inherent in that position for impacting our operating and financial results and the actual operating and financial contributions produced by the officer in previous years.

Base salary decisions are intended to adequately compensate executive officers for performing their duties and in a manner that maintains internal equitable treatment. Overall, base salary levels for executive officers are targeted, on average, around the 50th percentile for similar positions in our peer group and survey data. For 2007, base salaries for our executive officers were established upon completion of an external market analysis of our peer group conducted by AON Consulting. For 2008, base salaries for our executive officers were established based upon a time-value adjustment of external market data of our peer group that was generated in 2006. Based upon this analysis, our Compensation Committee resolved to increase Mr. Smith’s base salary for 2008 to $800,000, Mr. Marazza’s base salary to $375,000 and Mr. Wawok’s base salary to $250,000.

2007 Bonuses

In March 2007, we adopted our Management Incentive Plan for 2007 that was implemented under our Performance-Based Annual Incentive Plan, which we refer to as the annual incentive plan. The annual incentive plan is designed to provide annual cash awards that satisfy the conditions for performance-based compensation under Section 162(m) of the Code. Typically, the performance period is a fiscal year. The Compensation Committee’s policy is to set reasonable corporate performance goals that can be achieved with superior performance. Under the Management Incentive Plan, the target bonus amounts may increase in cases where our Company exceeds the performance goals established by the Compensation Committee. In 2007, the key metrics used to determine whether the target was realized were based upon the growth in premiums produced and the return on equity by our Company relative to the 2007 plan. We use the operational measure “premiums produced” to identify premiums generated from insurance policies sold through our subsidiary CoverX Corporation on insurance policies that we produce and underwrite on behalf of our insurance subsidiaries and under fronting relationships. Our Company’s relative performance to its peer group is also considered although to a lesser degree. Our 2007 plan targets were a 20% return on equity and a 20% growth in premiums produced. Our Company exceeded these targets and was in the top 5 in performance relative to our peer group. The cash bonus targets under the Management Incentive Plan for each of our named executive officers for 2007 is set forth in the table below.

In determining the amount of the bonuses awarded under the Management Incentive Plan, the Compensation Committee, in consultation with Mr. Smith (for executive officers other than himself) and the Hay Group, determined the 2007 total bonus amounts based upon an assessment of how each executive officer helped us achieve identified performance goals. The Compensation Committee also has discretion to adjust the bonus amounts to executive officers to reward more subjective and unquantifiable individual performance that contributes to the success of our Company. The Compensation Committee made adjustments to the bonus amounts for Messrs. Smith and Marazza based upon their performance and the performance of our Company. The total bonus amounts for Messrs. Smith, Marazza and Wawok are set forth in the table below:

			2007 Target
			Bonus Under	2007
	Target Bonus as	Minimum/	Management	Total Actual
	Percentage of	Maximum Bonus	Incentive Plan	Bonus
Name	Base Salary(1)	($)	($)(1)	($)

Richard H. Smith	100%	$0/ $1,940,625	$750,000	$1,250,000
John A. Marazza	75%	0/ 630,703	243,750	400,000
Jeffrey R. Wawok	50%	0/ 291,094	112,500	125,000

(1)	Target bonus percentages and target bonus amounts reflect the base target percentages and amounts established by the Compensation Committee in March 2007. They do not reflect increases to the base targets under the Management Incentive Plan for 2007 based on performance by the Company that exceeded the performance goals established by the Compensation Committee. The adjusted target percentages and target amounts under the plan based on the performance of the Company were 113.4% ($850,500), 85.0% ($276,412), and 56.7% ($127,575) for Messrs. Smith, Marazza and Wawok, respectively.

Our Chief Executive Officer has discretion over determining the annual bonuses for employees who are not executive officers, and can set those bonuses due to specific facts and circumstances, either relating to the Company itself or to the individual performance of the employee.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership. We believe that our long-term equity compensation program achieves the goal of aligning the executive’s compensation with our long-term growth, and thus aligns the executive’s interests with our stockholder’s interests. Accordingly, we believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and talented executives.

We adopted the First Mercury Financial Corporation Omnibus Incentive Plan of 2006 (the “Omnibus Plan”) in connection with our initial public offering. The Omnibus Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. The Omnibus Plan is administered by our Compensation Committee. The aggregate number of shares of our common stock that may be issued under the Omnibus Plan will not exceed 1,500,000 (subject to the adjustment). No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock. Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, deferred stock units, or DSUs, performance shares, performance cash awards, and other stock or cash awards. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock awards, other stock or cash awards. The term of any award made under this plan cannot be longer than ten years.

We have made and intend to continue to make annual grants of equity to our executive officers under our Omnibus Plan. We do not have any formal policy with respect to allocations between stock options and restricted stock awards although we plan to use a mix of stock options and restricted stock as our primary long-term incentive vehicle. We believe that stock options and restricted stock align employees’ interests with stockholders. With options, the employee realizes no value when the price of the stock remains the same or declines from the price at grant. Restricted shares provide valuable retention features due to their vesting schedule, and also give executives an ownership “stake” in a relatively new company that they might otherwise only be able to develop over time. The number of stock awards awarded to an executive officer is based on the individual’s level in the organization, competitive practices, individual performance and internal pay equity. The Compensation Committee does not assign specific weights to these criteria. Targeted long-term incentive positions for executive officers were established after reviewing an external market competitiveness analysis conducted by an independent consultant. If stock options are awarded, the exercise price of the option may not be less than 100% of the fair market value of our common stock on the option grant date.

In March 2008, for their services to our Company in 2007, the Compensation Committee granted to Messrs. Marazza and Wawok options to purchase 40,000 and 50,000 shares of common stock, respectively, under our Omnibus Plan. The per share exercise price for these options was the closing market price of our common stock on the New York Stock Exchange on the date of grant. These options vest in equal amounts over the first three anniversaries of the option grant and have a ten year term. The stock option award levels were determined based upon peer market data and vary among the executive officers based upon their positions with the Company. In addition, Mr. Marazza was awarded 10,000 shares of restricted common stock that will vest in equal amounts over the first three anniversaries of the grant date of the award.

Employee Benefits and Perquisites

We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental, vision, disability insurance and our 401(k) Plan. We match contributions made by our executive officers to our 401(k) Plan of up to 40% per year, consistent with the matching contribution for all participants of the plan. In order to attract and retain executive officers, the Committee has also approved arrangements providing executive officers with certain perquisites, such as providing housing and relocation benefits and use of the Company-leased automobile and gas allowance (for which they are reimbursed maintenance costs and are provided insurance). A listing of the total costs incurred for perquisites on behalf of named executive officers is set forth in the “All Other Compensation” table.

Deferred Compensation

Prior to our initial public offering, in August 2006, our Board of Directors approved the First Mercury Financial Corporation Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees, and non-employee directors, the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code. Under the plan, executive officers will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus. We also may make discretionary contributions to participants’ deferred accounts. The purpose of the plan is to provide a tax-deferred retirement savings alternative for amounts exceeding the Internal Revenue Code limitations on qualified programs. This plan is not currently implemented by the Company.

In 2007, we introduced our Supplemental Executive Retirement Plan (the “SERP”), pursuant to which we can make cash contributions on behalf of our named executive officers as a long-term retention incentive. The SERP also permits our named executive officers to defer the receipt of income that would otherwise be payable in the calendar year. The contributions made under the SERP do not begin to vest until seven years after the contribution is made with full vesting occurring ten years after the contribution date, subject to earlier vesting in the event of death, disability, or attaining age sixty while employed by our Company. As discussed below under “Compensation of our Chief Executive Officer,” in March 2008, the Compensation Committee authorized the contribution of $1,000,000 to the SERP as Mr. Smith’s 2007 long-term incentive compensation. In the case of Mr. Smith, contributions to the SERP will vest in three years, when he reaches age sixty. Amounts contributed to the SERP would not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

Compensation of our Chief Executive Officer

In November 2006, the Compensation Committee approved 2007 compensation amounts for Mr. Smith, our Chief Executive Officer. For 2007, the Compensation Committee approved a base salary for Mr. Smith of $750,000, a target bonus of 100% of his base salary under the annual incentive plan, and long-term incentive compensation target of 100% of his base salary. Given the strong performance of the Company in 2007, the Compensation Committee decided to award Mr. Smith a total annual incentive bonus in the amount of $1,250,000 and a long term incentive bonus in the amount of $1,000,000. Since Mr. Smith already has a significant interest in our common stock, the Compensation Committee concluded that providing Mr. Smith’s long-term incentive compensation in the form of stock options or other equity awards would not achieve our goal in awarding long-term equity compensation (that is, the further alignment of the executive’s compensation with our goals of long-term growth and of motivating the executive to remain at the Company). Consequently, in March 2008, the Compensation Committee determined Mr. Smith’s 2007 long-term incentive compensation would be a $1,000,000 contribution to the SERP. The Compensation Committee believes that the SERP will provide Mr. Smith with a more meaningful long-term retention incentive. Mr. Smith also continued to be entitled to customary benefits pursuant to his employment agreement, which is discussed below under “Executive Compensation — Employment and Related Agreements.”

Termination and Change in Control Payments

The employment agreements for (or letter agreements with) our executive officers contain customary non-compete, non-solicit, non-disparagement and confidentiality covenants that restrict these executives during the terms of their employment and for certain periods after their termination equal to the terms of their agreements. The employment agreements also obligate us to pay our executive officers severance in connection with a change in control and certain terminations. See “Potential Payments Upon Termination of Employment” below for additional details. The change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control.

Stock Ownership Guidelines

Although we have no formal guidelines on stock ownership by our executive officers, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options and receipt of performance shares, after satisfying the cost of acquisition and taxes, to maintain or to establish a significant level of direct stock ownership.

Securities Trading Policy

Members of the Board of Directors, executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions. In addition, this policy is designed to ensure compliance with all insider trading rules.

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to our named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. We believe that Section 162(m) will not prevent us from receiving a tax deduction in 2007 for the compensation paid to our named executive officers because, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held, to the extent that the prospectus accompanying the initial public offering disclosed information concerning those plans or agreements that satisfied all applicable securities laws then in effect. The Company believes that it can rely on this transition rule until the Company’s 2010 annual meeting of stockholders. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,
Steven A. Shapiro, Chair
Thomas B. Kearney
William C. Tyler

The Report of Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members:

•	has ever been an officer or employee of the Company;

•	is or was a participant in a “related person” transaction in 2007; or

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Executive Compensation Tables

The following table sets forth aggregate amounts of compensation paid or accrued by us for the years ended December 31, 2006 and 2007 for services rendered to us by our named executive officers.

Summary Compensation Table

					Stock	Option	Non-Equity	All Other
		Salary		Bonus	Awards	Awards	Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(2)	Compensation(1)	($)(3)	($)

Richard H. Smith	2007	$750,000		$—	$—	$299,989	$1,250,000	$1,015,574	$3,315,563
Chief Executive Officer	2006	550,000	(4)	750,000	—	28,488	—	1,263,184	2,591,672
John A. Marazza(5)	2007	325,000		—	234,000	205,409	400,000	52,730	1,217,139
Executive Vice President	2006	162,744		300,000	234,000	14,244	—	36,043	747,031
Chief Financial Officer
Jeffrey R. Wawok(6)	2007	225,000		—	—	175,079	125,000	61,444	586,523
Executive Vice President	2006	215,729		250,000	—	120,319	—	6,104	592,152

(1)	Bonus awards for 2006 were not made pursuant to the annual incentive plan. Bonus awards for 2007 were made pursuant to the annual incentive plan as discussed above in “Compensation Discussion and Analysis — 2007 Bonuses” and were paid in March 2008.

(2)	See the table “Outstanding Equity Awards at 2007 Fiscal Year End” for information on these stock and option awards. A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2007 audited consolidated financial statements on pages 94 to 97 of our 2007 annual report on Form 10-K. In addition, in March 2008, the Compensation Committee approved grants of stock options to Messrs. Marazza and Wawok and a grant of restricted stock to Mr. Marazza. These grants are not reflected in the table above, but are described in “Compensation Discussion and Analysis — Long Term Incentive Compensation”.

(3)	All Other Compensation is as follow:

						Group-Term
		Company				Life
		401(K)				Insurance
		Matching	Car	Travel		Premium
Name	Year	Contribution	Allowance	and Housing		Payment	Other Items		Total

Richard H. Smith	2007	$8,200	$6,600	—		$774	$1,000,000	(a)	$1,015,574
	2006	8,000	4,410	—		774	1,250,000	(b)	1,263,184
John A. Marazza	2007	6,200	4,980	$41,280	(c)	270	—		52,730
	2006	6,000	1,420	28,500	(c)	123	—		36,043
Jeffrey R. Wawok	2007	6,200	3,250	51,850	(d)	144	—		61,444
	2006	6,000	—	—		104	—		6,104

(3a)	Consists of the Company contribution to the SERP made in March 2008 as long-term incentive compensation for 2007. Contributions made under the SERP will vest in three years subject to earlier vesting upon death or disability. Amounts contributed to the SERP will not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

(3b)	In June 2006, the Company forgave a loan to Mr. Smith in the amount of $750,000. The amount also includes $500,000, representing the Company’s contribution to the SERP made in 2007 for services performed in 2006.

(3c)	In connection with joining the Company, Mr. Marazza received $4,000 per month from July 2006 through June 2007 to cover temporary housing and related expenses. Additionally, Mr. Marazza was reimbursed commuting expenses in the amount of $4,500 for 2006 and $17,280 for 2007.

(4)	Includes $200,000 allocated to a covenant not to compete.

(5)	Mr. Marazza joined the Company in July 2006. Mr. Marazza received a $50,000 bonus upon the initiation of his employment.

(6)	Mr. Wawok joined the Company in January 2006.

Grants of Plan-Based Awards in 2007

							Grant Date Fair
		Future Payouts Under Non-Equity			All Other Option	Exercise or Base	Value of Stock
		Incentive Plan Awards(1)			Awards: Number of	Price of Option	and Option
	Grant	Threshold	Target	Maximum	Securities Underlying	Awards	Awards
Name	Date	($)	($)	($)	Options(2)	($/Share)	($)

Richard H. Smith	3/8/2007	$—	$750,000	$1,940,625	55,188	$20.75	$412,019
John A. Marazza	3/8/2007	—	243,750	630,703	55,000	20.75	410,616
Jeffrey R. Wawok	3/8/2007	—	112,500	291,094	40,000	20.75	298,630

(1)	Reflects amounts awarded under the Management Incentive Plan for 2007 which have been determined as described in the Summary Compensation Table above.

(2)	These options were awarded under our Omnibus Plan and vest in equal amounts on the first three anniversaries of the grant date.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

Richard H. Smith	52,540	—		$1.51	7/14/2013
	48,840	—		1.62	7/14/2013
	45,880	—		1.73	7/14/2013
	40,700	—		1.95	7/14/2013
	289,062	—		1.73	3/1/2009
	33,000	67,000	(1)	17.00	10/16/2013
	—	55,188	(2)	20.75	3/8/2017
John A. Marazza	16,500	33,500	(1)	17.00	10/16/2013
	—	55,000	(3)	20.75	3/8/2017
Jeffrey R. Wawok	76,312	—		6.49	3/20/2016
	16,500	33,500	(1)	17.00	10/16/2013
	—	40,000	(4)	20.75	3/8/2017

(1)	These options have a seven year term and vest as follows: 33% on October 16, 2007, 33% on October 16, 2008, and 34% on October 16, 2009.

(2)	These options vest in three equal annual installments commencing March 8, 2007 and have a ten year term.

(3)	These options have a ten year term and vest as follows: 18,334 on March 8, 2008, 18,333 on March 8, 2009, and 18,333 on March 8, 2010.

(4)	These options have a ten year term and vest as follows: 13,334 on March 8, 2008, 13,333 on March 8, 2009, and 13,333 on March 8, 2010.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard H. Smith	—	—	—	—
John A. Marazza	—	—	24,050	$491,582	(1)
Jeffrey R. Wawok	—	—	—	—

(1)	Amount reflects the closing price of our common stock on the New York Stock Exchange on the date the stock vested.

Nonqualified Deferred Compensation

The table below sets forth, for each of our named executive officers, information regarding his participation in our Supplemental Executive Retirement Plan during 2007.

Aggregate
		Registrant		Aggregate	Aggregate	Balance at
	Executive Contributions	Contributions in		Earnings	Withdrawls/	2007 Year-
	in 2007	2007		in 2007	Distributions	End
Name	($)	($)		($)	($)	($)

Richard H. Smith	—	$500,000	(1)	$(11,748)	—	$488,252
John A. Marazza	—	—		—	—	—
Jeffrey R. Wawok	—	—		—	—	—

(1)	Reflects the 2007 Company contribution to a SERP established in 2007. Does not reflect Company contribution to SERP in 2008 for performance in 2007, which is described in the “Summary Compensation Table” above. Amounts contributed to the SERP for Mr. Smith will vest in three years, subject to earlier vesting in the event of death or disability. Amounts contributed to the SERP would not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

Employment and Related Agreements

Agreement with Mr. Smith

On August 21, 2007, we entered into an employment agreement (the “Agreement”) with Mr. Smith. The Agreement became effective as of August 1, 2007 and continues for a period of five years with automatic renewal for successive twelve month periods. Under the Agreement, Mr. Smith serves as our Chairman, President and Chief Executive Officer and performs such duties as are traditionally associated with such positions. The Agreement provides for Mr. Smith to receive an annual base salary of $750,000, subject to review at least annually by the Compensation Committee. Mr. Smith is also eligible to (i) participate in our Performance Based Annual Incentive Plan (or other short term incentive plan), (ii) receive awards under our Omnibus Incentive Plan of 2006 and (iii) participate in the SERP.

In addition to termination in the event of death or disability, Mr. Smith’s employment may be terminated by us for cause, by Mr. Smith for good reason or by us without cause or by Mr. Smith without good reason. In the event of termination by us without cause or by Mr. Smith for good reason, Mr. Smith will be entitled to (i) payment of any accrued base salary, accrued vacation and a pro rata bonus in a lump sum within ninety (90) days of the date of termination, (ii) benefits in accordance with the terms of the applicable employee benefit plans through the date of termination and (iii) his rights with respect to any equity awards as determined under the terms of the plan and any grant agreement under which such awards were granted and his rights with respect to our Supplemental Executive

Retirement Plan as determined in accordance with the terms of such plan. In addition to the foregoing benefits, if Mr. Smith executes a release of claims against us in connection with a termination by us without cause or by Mr. Smith for good reason, Mr. Smith will be entitled to receive (1) an amount equal to the sum of (x) thirty (30) months of base salary plus (y) an amount equal to the sum of the actual annual incentive bonuses paid to Mr. Smith in the two fiscal years immediately preceding the fiscal year in which the termination occurs multiplied by 1.25 (the sum of (x) and (y) being the “Separation Amount”), and (2) in the event Mr. Smith makes a timely election of COBRA continuation coverage, we shall either pay directly or reimburse Mr. Smith for all related COBRA premiums due with respect to such continuation coverage for the lesser of the term of such coverage or thirty (30) months. In the event that we elect to terminate Mr. Smith’s employment without cause or Mr. Smith elects to terminate his employment for good reason and the date of termination occurs within a certain period prior to or following the effective date of a change in control event (as defined in the Agreement), any and all equity awards which are not vested on the termination date shall be deemed to have vested on the termination date and the Separation Amount shall be paid in a lump sum promptly following the later of the termination date or the effective date of the change in control event. Mr. Smith is subject to perpetual obligations of confidentiality under the Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of twenty-four (24) months following termination of employment.

Agreement with Mr. Marazza

In July 2006, we entered into a letter agreement with Mr. Marazza under which Mr. Marazza serves as our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Under the letter agreement, Mr. Marazza’s minimum annual base salary is $325,000 and his cash bonus target is 50% of his base salary. Mr. Marazza is to receive an annual long term incentive plan target award of $250,000 to $300,000 as determined by the Compensation Committee. Mr. Marazza’s employment may be terminated by us for cause or by Mr. Marazza for good reason, which includes a reduction in base salary, title or job responsibilities, disability or the failure of Mr. Smith to continue serving as our Chief Executive Officer. Mr. Marazza is entitled to severance benefits equal to his base salary; his target bonus for the immediately prior year; if unpaid, and the year in which the termination occurred; vesting of all equity incentive awards; and customary employee benefits for 12 months. In the event of a change in control of the Company, Mr. Marazza will receive such severance benefits for (a) 24 months if the change of control occurs prior to June 30, 2008; (b) 18 months if the change of control occurs between July 1, 2008 and June 30, 2009; or (c) 12 months if the change of control occurs on or after July 1, 2009. Mr. Marazza is subject to a non-competition and non-solicitation covenant which lasts for the duration of his severance payments. We plan to enter into a new executive employment agreement with Mr. Marazza in 2008.

Agreement with Mr. Wawok

In March 2006, we entered into a letter agreement with Mr. Wawok pursuant to which Mr. Wawok serves as our Executive Vice President. Mr. Wawok is entitled to severance benefits equal to 24 months of his base salary and bonus if his employment is terminated by us for any reason (including upon a change of control) other than for cause. We plan to enter into a new executive employment agreement with Mr. Wawok in 2008.

Potential Payments Upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment or consulting arrangement with the Company. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason, voluntary termination, involuntary termination for cause or in the event of disability, death or retirement of the person is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination. The actual amounts to be paid out can only be determined at the time of termination. Payments due upon a change of control are discussed above under “Employment and Related Agreements.”

			Equity
			Value of
			Accelerated
	Cash Severance		Unvested	Benefit
	Base Salary	Bonus	Equity(1)	Continuation		Total

Richard H. Smith(2)
• without cause	$1,875,000	$2,000,000	$697,236	$37,798	(3)	$4,610,034
• for good reason	1,875,000	2,000,000	697,236	37,798	(3)	4,610,034
• voluntary	—	—	—	—		—
• forcause	—	—	—	—		—
• disability	—	850,500	697,236	—		1,547,736
• retirement	—	—	—	—		—
• death	—	850,500	697,236	—		1,547,736
John A. Marazza
• without cause	650,000	325,000	448,650	6,438		1,430,088
• for good reason	650,000	325,000	448,650	6,438		1,430,088
• voluntary	—	—	—	—		—
• for cause	—	—	—	—		—
• disability	650,000	325,000	448,650	6,438		1,430,088
• retirement	—	—	—	—		—
• death	—	—	448,650	—		448,650
Jeffrey R. Wawok
• without cause	450,000	450,000	393,900	—		1,293,900
• for good reason	—	—	393,900	—		393,900
• voluntary	—	—	—	—		—
• for cause	—	—	—	—		—
• disability	—	—	393,900	—		393,900
• retirement	—	—	—	—		—
• death	—	—	393,900	—		393,900

(1)	All of the payments made in respect of the equity grants referred to above contain the following provisions:

•	Death or Total Disability: All option shares vest as of the date of death or total disability and may be exercised in the case of grants issued under (a) the 1998 Stock Option Plan (the “1998 Plan”), for a period of ninety days thereafter or (b) the Omnibus Plan, for a period of six months thereafter.

•	Voluntary Termination: Unvested option shares terminate upon voluntary termination. Vested option shares may be exercised for a period thereafter of (a) thirty days under the 1998 Plan and (b) ninety days under the Omnibus Plan.

•	Retirement: For grants under the 1998 Plan, if an optionee has attained age 55 or older and has completed at least eight years of service, the optionee may exercise, to the extent vested at the time of termination, options for a period of ninety days after the termination. For grants under the Omnibus Plan, if an optionee has attained age 55 or older and has completed ten years of service, then the option shares continue to vest upon the given vesting schedule and may be exercised until their expiration.

•	Involuntary Termination with Severance: If an optionee is terminated by us without cause or leaves for good reason, all options of such optionee are exercisable for a period of ninety days after such termination, and then terminate and are forfeited after such period. Under the 1998 Plan, the options do not continue to vest during the ninety day period, and under the Omnibus Plan, the options do continue to vest during such ninety day period.

•	For Cause Termination: If an optionee is terminated for cause, all vested and unvested options are forfeited on the date of termination and may not be exercised.

•	Change of Control: Upon a change of control, under the Omnibus Plan, all options fully-vest. All options granted under the 1998 Plan have fully-vested.

(2)	For purposes of Mr. Smith’s (“Executive”) employment agreement, “Cause” and “Good Reason” are defined as follows:

i.	“Cause” means a termination of Executive’s employment by formal action of the Board for any of the following reasons:

a.	embezzlement, fraud or any other illegal or unethical act or omission in connection with the performance of Executive as an employee of Company that demonstrably and materially injures or reasonably could demonstrably and materially injure Company or any affiliate or that the Board determines does demonstrably and materially impairs Executive’s ability to satisfactorily perform his duties under his employment agreement;

b.	conviction of (or plea of nolo contendere to) any (A) felony or (B) other crime involving moral turpitude or any other conviction (or plea of nolo contendere) that demonstrably and materially impairs or reasonably could demonstrably and materially impair Executive’s ability to satisfactorily perform his duties under his employment agreement;

c.	any willful and demonstrably material breach by Executive of the terms of his employment agreement or any other willful act or omission that demonstrably and materially injures or reasonably could be expected to demonstrably and materially injure the Company or any affiliate or that demonstrably and materially impairs or reasonably could demonstrably and materially impair Executive’s ability to satisfactorily perform his duties under his employment agreement.

d.	improper, willful and material disclosure or use of the Company’s or any affiliate’s proprietary information or other willful material breach of Executive’s fiduciary obligation to the Company or any affiliate of Company; or

e.	Executive’s willful failure or refusal to follow the lawful and good faith directions of the Board.

ii.	“Good Reason” means any of the following conditions (not consented to in advance by Executive in writing or ratified subsequently by Executive in writing), but only if Executive provides the Company with written notice of such condition within ninety (90) days of the initial existence of such condition and only if such condition remain(s) in effect thirty (30) days after written notice to the Board from Executive of his intention to terminate his employment for Good Reason:

a.	A material diminution in Executive’s base compensation; or

b.	Any action or inaction which constitutes a material breach by the Company of this employment agreement with respect to any of its obligations to Executive under his employment agreement; or

c.	Any material diminution in Executive’s authority, duties or responsibilities as measured against Executive’s authority, duties or responsibilities immediately prior to such change; or

d.	Requiring Executive to report other than to the Board or its Chair; or

e.	Following a change in control event, any material change in the geographic location at which Executive is normally required to perform his duties and responsibilities under his employment agreement.

(3)	Benefit continuation amounts reflect continuation of existing benefits for thirty months and do not reflect any potential increases in the cost of such benefits over the thirty month period.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock as of March 19, 2008, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. Except as expressly indicated, the address of all persons listed below is c/o First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034.

	Beneficial Ownership
Name	Number		Percent(1)

Fred Alger Management, Inc.	2,122,000	(2)	11.6%
Jerome M. Shaw	2,056,418	(3)	11.3%
Richard H. Smith	1,365,884	(4)	7.3%
FMR LLC	1,298,135	(5)	7.1%
Wells Fargo & Company	1,081,707	(6)	5.9%
Independence Investments LLC	942,500	(7)	5.2%
John A. Marazza	122,934	(8)	*
Jeffrey R. Wawok	121,146	(9)	*
Thomas B. Kearney	22,190		*
Louis J. Manetti	1,198		*
Robert A. Oakley	2,000		*
Hollis W. Rademacher	6,890		*
Steven A. Shapiro	42,371		*
William C. Tyler	5,890		*
All directors and executive officers as a group (10 persons)	3,746,921		19.9%

(1)	Represents the percent of ownership of total outstanding shares of capital stock (the * indicates that the amount of ownership is less than 1% of outstanding capital stock).

(2)	The address of this stockholder is 111 Fifth Avenue, New York, NY 10003.

(3)	Includes 2,054,528 shares held by The Jerome M. Shaw Revocable Trust, which is controlled by Mr. Shaw.

(4)	Includes options to purchase 428,418 shares of common stock which are exercisable currently or within 60 days of March 19, 2008.

(5)	The address of this stockholder is 82 Devonshire Street, Boston, MA 02109.

(6)	The address of this stockholder is 420 Montgomery Street, San Francisco, CA 94163.

(7)	The address of this stockholder is 160 Federal Street, Boston, MA 02110.

(8)	Includes options to purchase 34,834 shares that are currently exercisable or exercisable within 60 days of March 19, 2008.

(9)	Includes options to purchase 106,146 shares that are currently exercisable or exercisable within 60 days of March 19, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more that 10% of the Company’s capital stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, and written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2007.

CERTAIN TRANSACTIONS

Since the completion of our initial public offering, our practice has been to refer any proposed related person transaction to the Nominating and Corporate Governance Committee for consideration and approval and it is then discussed by the full Board of Directors. Our Code of Business Conduct and Ethics sets forth standards applicable to all directors and officers that prohibit the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Board of Directors. Any waiver of this Code that is granted to a director or an officer must be disclosed on a Form 8-K, as required by applicable law or the rules and regulations of the New York Stock Exchange. We may in the future adopt a separate related person transactions policy. The following transactions were entered into prior to our initial public offering and were not approved by the Nominating and Corporate Governance Committee.

Registration of Glencoe and Shaw Shares

In June 2007, we undertook a secondary offering of 200,000 shares of our common stock. In connection with that offering, we also registered 3,101,260 shares of our common stock held by Glencoe Capital, LLC and 1,300,000 shares held by Jerome Shaw. As a result of this offering, Glencoe no longer holds any shares of the company’s capital stock. We did not receive any of the proceeds from the sale by Glencoe or Mr. Shaw of their respective shares of common stock.

Registration Rights Agreement Mr. Shaw

Under our amended and restated registration rights agreement that we entered into in October 2006, Mr. Shaw has the right to request that we register for public sale, on two occasions, shares of common stock having an aggregate value of at least $10,000,000. In addition, Mr. Shaw has “piggyback” registration rights which allow him to participate in any registered offerings of our common stock by the Company for our own account or for the account of others (except non-underwritten registrations initiated by the other party).

Other Agreements with Mr. Shaw

We have a consulting agreement with Jerome Shaw, which provides for an annual consulting fee of $1,000,000 for each of 2007, 2008 and 2009. If Mr. Shaw’s consulting agreement is terminated by us for any reason (including upon a change of control), Mr. Shaw is entitled to receive his consulting fee pursuant to his agreement for the remainder of the three year term; provided however, that if Mr. Shaw is in breach of the non-competition and non-solicitation covenants described below, he is not entitled to receive such consulting fee. Under a separate non-competition and confidentiality agreement with us, Mr. Shaw is subject to non-competition and non-solicitation covenants which will expire in June 2011. Mr. Shaw is also subject to perpetual non-disparagement and confidentiality covenants under the agreement. We entered into another non-competition and confidentiality agreement with Mr. Shaw containing covenants substantially similar to Mr. Shaw’s non-competition and confidentiality agreement described above. The covenants under this agreement will expire on the date that is the later of (i) August 2012 and (ii) the date on which Mr. Shaw owns less than 5% of our fully diluted common stock.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Registered Public Accounting Firm

The Audit Committee has appointed BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2008 and the Board of Directors is asking that stockholders ratify this appointment. Because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have responsibility for the appointment of our independent registered public accounting firm, this proposal is only advisory. We put this proposal before the stockholders in order to seek the stockholders’ views on this important corporate matter. If the stockholders do not ratify the appointment, the Audit Committee will take the matter under advisement. We expect representatives of BDO Seidman, LLP, our independent registered public accounting firm selected as the independent registered public accounting firm for 2006 and 2007, to attend the annual meeting. They will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to us by BDO Seidman, LLP for the fiscal years shown.

	2007	2006
	(Dollars in thousands)

Audit fees	$593,000	$704,500
Audit-related fees	65,172	3,000
Tax fees	111,343	68,000

Total	$769,515	$775,500

Audit fees.  Audit Fees consist of fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements. Fees paid in connection with our secondary public offering were $92,000 in 2007. Fees paid in connection with our initial public offering were $479,500 in 2006.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related primarily to due diligence engagements.

Tax fees.  Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax planning and compliance work in connection with acquisitions. For 2007, such fees can be further categorized as tax compliance, planning and preparation ($95,043) and tax consulting and advisory ($16,300). For 2006, such fees can be further categorized as tax compliance, planning and preparation.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair for services that are estimated to cost no more than the greater of $20,000 or 10% of the fees paid for services of the independent registered public accounting firm for the preceding fiscal year, when expedition of services is necessary. The Chair must present to the full Audit Committee at its next scheduled meeting the services that were approved. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by BDO Seidman, LLP in fiscal year 2007 were approved in accordance with the Audit Committee’s policy.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast on this proposal shall constitute approval of the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2008.

The Board of Directors recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2008.

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company on or before December 11, 2008, for inclusion in the Company’s proxy statement and form of proxy. Proposals of stockholders intended to be presented at the 2009 Annual Meeting although not included in the proxy statement and form of proxy, must be received by the Company on or after December 11, 2008 but on or before January 10, 2009. Proposals received after that date will not be voted at the 2009 Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary authority on the proposal under the circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals should be marked for the attention of Office of the Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034.

Solicitation of Proxies

We will pay the cost of soliciting proxies. In addition to solicitations by mail, our officers and employees may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. We will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. We will upon request reimburse brokers and other persons for their related reasonable expenses.

“Householding” of Proxy Materials

The Securities and Exchange Commission permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. A number of brokers with account holders who are stockholders of the Company have sent or will be sending out a notice regarding the “householding” proxy materials. As indicated in the notice provided by these brokers, a single proxy statement and an annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that the broker will be “householding,” “householding” will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify the broker, send a written request to First Mercury Financial Corporation, Office of the Corporate Secretary, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034 or contact Corporate Financial Reporting at (248) 358-4010.

Stockholders who share the same address, who currently receive multiple copies of the Company’s proxy statement and annual report from their broker and would like to request “householding” of such information should contact their broker.

Availability of Certain Documents

First Mercury Financial Corporation maintains a website at www.firstmercury.com. Our Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available on this website under “Investor Relations” and “Corporate Governance.” In addition, you may obtain a copy of any of these documents without charge by sending a request to First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attn: Corporate Secretary. Our website is not incorporated into or a part of this proxy statement.

WE WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. ANY WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, FIRST MERCURY FINANCIAL CORPORATION, 29110 INKSTER ROAD, SUITE 100, SOUTHFIELD, MICHIGAN 48034.

Electronic Voting Instructions
You can vote by Internet!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose to vote your proxy via the Internet.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by
1:00 a.m., Central Time, on May 15, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class III Directors:	For	Withhold	+

01 - Louis J. Manetti*	☐	☐

02 - Hollis W. Rademacher*	☐	☐

03 - Robert A. Oakley*	☐	☐
* Each with terms expiring at the 2011 Annual Meeting.

		For	Against	Abstain
2.	Ratification of appointment of BDO Seidman, LLP as independent registered public accounting firm of First Mercury Financial Corporation for the year ending December 31, 2008.	☐	☐	☐
B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
PLEASE SIGN PERSONALLY AS NAME APPEARS ON THIS CARD. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If name of two or more persons, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	+
<STOCK#>     00V5SC

▼IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — FIRST MERCURY FINANCIAL CORPORATION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 15, 2008.
The undersigned hereby makes, constitutes and appoints Richard H. Smith and John A. Marazza, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of First Mercury Financial Corporation (the “Company”), to be held at First Mercury Financial Corporation, Corporate Headquarters, 29110 Inkster Road, Suite 100, Southfield, MI 48034, on Thursday, May 15, 2008, at 9:00 a.m. (Local Time), or any adjournment thereof. The undersigned also acknowledges receipt of the 2007 Annual Report to Stockholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2008 Annual Meeting of Stockholders.
This Proxy, when properly executed, will be voted in the manner the undersigned stockholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the proposals listed on the reverse side of this card and voted upon such other business as may properly come before the meeting. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date and return this Proxy. Each share of common stock has one vote.
If this Proxy is not returned, or if you do not vote via the Internet, then the shares of First Mercury Financial Corporation common stock you own will not be voted.
Please be sure to sign on the reverse side of this card exactly as your name appears on the reverse side.
PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY INTERNET.
IF YOU HAVE NOT VOTED BY THE INTERNET, PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.